UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 24, 2006

MIRAVANT MEDICAL TECHNOLOGIES
(Exact name of registrant as specified in its charter)

DELAWARE	0-25544	77-0222872
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7408 Hollister Avenue
Santa Barbara, CA 93117
(Address of principal executive offices, including zip code)

(805) 685-9880
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 24, 2006, Miravant Medical Technologies, (the “Company”) has made the decision to suspend further enrollment of patients in its confirmatory Phase III placebo controlled clinical trial of Photrex™, a therapy being tested for macular degeneration.

The decision to suspend further enrollment follows unanticipated delays in the start-up of the trial and slower than forecasted patient enrollment in the European trial venues. Given the rapidly changing competitive landscape for the treatment of AMD, the advent of combination therapy approaches, and the additional financial commitment expected to be required for a continuation of the trial under the present design, the Company plans to re-evaluate its clinical and regulatory strategy for Photrex™ in ophthalmology and consider alternative pathways for Photrex™.

Consistent with its previously announced restructuring, the Company continues to assess each of its development programs in the context of available resources and to identify strategies to maximize value from the Company’s products under development, research programs and experimental molecules. Strategies under consideration with financial advisors include the possible licensing or sale of assets in specific therapeutic programs or the sale of a significant equity stake to a strategic or financial partner.

The Company continues its cost containment efforts, including reductions in headcount and operating overhead. To date, the Company’s cost-restructuring plan has reduced employee headcount by approximately 65% from June 2005 levels. However, the Company has maintained the core group of scientists and employees sufficient to sustain and promote its current active programs and to produce pharmaceuticals ingredients for its development projects. In particular, the Company continues to support its important cardiovascular development program, and maintains its assets in dermatology and oncology applications for PDT.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

None

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIRAVANT MEDICAL TECHNOLOGIES

By:	/s/ John M. Philpott
Date: February 25, 2006	John M. Philpott Chief Financial Officer